Exhibit 10.3

Amendment No. 2 to Employment Agreement

Amendment Number 2 to the Employment Agreement dated as of December 21, 2004 (the “Agreement”) by and between Active Health Management Inc. (“Company”), a Delaware corporation and Lonny Reisman, M.D. (“Executive”).

WHEREAS, the Company and Executive have previously entered into the Agreement;

WHEREAS, Executive Aetna Inc., a Pennsylvania Corporation (“Aetna”) and the Company have entered into amendment to the Agreement dated May 12, 2005;

WHEREAS, Aetna and Executive wish to further amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”);

NOW, THEREFORE, the Agreement is hereby amended effective December 31, 2008, as follows:

1.      New Paragraph 24 is added as follows:

“24.   409A Compliance.

When used in connection with any payments subject to Section 409A required to be made hereunder, the phrase “termination of employment” and correlative terms shall mean separation from service as defined in Section 409A.   In addition, to the extent any payment payable hereunder constitutes “deferred compensation” within the meaning of Section 409A and is payable or commences to be payable hereunder upon and solely by reason of Executive’s termination of employment, such payment shall commence or be payable as soon as, but not later than, the date Executive experiences a “Separation from Service”, subject to Paragraph 7(b).

Nothing in this Agreement shall require the Company to, and the Company shall not, accelerate the payment of any amount that constitutes “deferred compensation” within the meaning of Section 409A, except to the extent permitted under Section 409A.

Any reimbursements or in-kind benefits provided under this Agreement shall be administered in accordance with Section 409A, such that:  (I) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (II) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and

(III) the Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.

For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

To the extent Executive is a “Specified Employee” as defined in Section 409A at the time of separation from service, then notwithstanding any provision of any plan or this Agreement, to the extent required by Section 409A, any payment of deferred compensation otherwise payable to Executive hereunder as a result of such separation from service shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month (or, if earlier, Executive’s death)”

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 31st day of December, 2008

Aetna Inc.

By:	/s/ Elease E. Wright
Elease E. Wright
Its:	Senior Vice President, Human Resources

Executive

/s/ Lonny Reisman
Lonny Reisman